AMENDMENT NO. 9

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that, with respect to the Administrative Services Agreement dated May 2, 2016, as amended, between TCF and TAM (the “Agreement), is hereby amended to reflect the following changes to Schedule A: (i) effective February 27, 2026, “Thrivent Core High Yield Bond Fund” and “Thrivent Core Investment Grade Corporate Bond Fund” each shall be deemed a “Fund” under the Agreement; and (ii) removal of Thrivent Core Small Cap Value Fund, which merged into Thrivent Small Cap Value ETF effective November 14, 2025, Thrivent Core Low Volatility Equity Fund, which was liquidated effective October 22, 2025, and Thrivent Core Mid Cap Value Fund, which was liquidated effective October 22, 2025. A revised Schedule A is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ Michael W. Kremenak
Michael W. Kremenak
President

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Jeffrey D. Cloutier
Jeffrey D. Cloutier
Vice President, Chief Financial Officer and Treasurer

Schedule A

(effective February 27, 2026)

Fund	Fee
1. Thrivent Core Short-Term Reserve Fund	$100,000

2. Thrivent Core Emerging Markets Debt Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.

3. Thrivent Core High Yield Bond Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.

4. Thrivent Core International Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.

5. Thrivent Core Investment Grade Corporate Bond Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.

6. Thrivent Core Emerging Markets Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.